Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal First Quarter 2021 Results and Announces New $30 Million Share Repurchase Program

Dubuque, Iowa – October 26, 2020 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and online marketers of furniture products in the United States, today reported first quarter 2021 financial results.

Highlights for the First Quarter Ended September 30, 2020

•	Net sales increased 4.9% to $105.2 million compared to $100.3 million in the prior year quarter
•	Organic net sales[1], excluding discontinued Vehicle Seating and Hospitality product lines, increased by 17.9%
•	Record level backlog of $89 million driven by strong year-over-year order growth of 60% in retail home furnishings
•	Gross margin increased to 21.7% compared to 17.2% in the prior year quarter
•	GAAP net income per diluted share of $0.49 compared to $1.17 in the prior year quarter
•	Non-GAAP[1] net income per diluted share of $0.80 compared to $0.00 in the prior year quarter
•	Share repurchases of $9.0 million during the quarter

1GAAP to non-GAAP reconciliations follow the financial statements in this press release.

Management Commentary

“During the first quarter, we delivered solid financial results and saw increased demand for home furnishing products as consumers spend more time in the home and are shifting spending from travel and entertainment to home products,” said Jerry Dittmer, President and CEO of Flexsteel Industries.

“The strategic decisions made last quarter to accelerate our transformation and heighten focus on our core retail and e-commerce furniture businesses have made us stronger and more agile to meet surging demand with a more efficient network. The Company is financially strong with over $36 million of cash and no debt. We invested in increased inventories in the first quarter to support our customers and are expecting to receive a record number of inbound shipments in our second quarter to meet continued strong demand. Additionally, we recently added new production lines in both of our North American manufacturing facilities to expand capacity. In the first quarter, we returned the business to operating margins near historical peaks which we are committed to sustaining going forward. With profitability stabilized and sales momentum strong, we are now pivoting towards strategic investments to drive long-term profitable growth and improve our customers’ experience. While market conditions remain dynamic and could quickly change based on a multitude of factors, our team is competing well, and we are cautiously optimistic in our ability to continue profitably growing the business in 2021.”

Operating Results for the First Quarter Ended September 30, 2020

Net sales were $105.2 million for the first quarter compared to net sales of $100.3 million in the prior year quarter, an increase of 4.9%. The increase was driven by home furnishing products sold through retail stores of $11.4 million, or 14.8%, versus the prior year quarter and an increase in homestylesTM products sold through e-commerce channels of $4.6 million, or 39.7%, versus the prior year quarter. The increases in retail and e-commerce channels were partially offset by a decline of $11.1 million versus the prior year quarter, due to the Company’s exit of the Vehicle Seating and Hospitality product lines during the fourth quarter of fiscal 2020.

The Company reported net income of $3.9 million or $0.49 per diluted share for the quarter ended September 30, 2020, compared to net income of $9.6 million or $1.17 per diluted share in the prior year quarter. The reported net income included $1.4 million of pre-tax restructuring expense primarily for facility closures and employee termination costs as part of the previously announced comprehensive transformation program, a pre-tax gain of $0.7 million due to the sale of one of the Company’s Harrison, Arkansas facilities, and an additional $2.1 million tax expense due to the remeasurement of deferred tax assets and valuation allowance. Excluding these items (see attached non-GAAP disclosure), the Company reported adjusted net income of $6.3 million, or $0.80 per diluted share, as compared to adjusted net income of $0.0 million, or $0.00 per diluted share in the first quarter of fiscal year 2020.

Gross margin as a percent of net sales increased 450 basis points to 21.7% compared to 17.2% for the prior year quarter. The increase in gross margin as a percent of net sales was primarily due to structural cost reductions, operational efficiencies and fixed cost leverage due to higher sales volume as compared to the prior year quarter.

Selling, general and administrative (SG&A) expenses decreased $3.3 million or 18.9% to $14.2 million as compared to $17.5 million in the first quarter of fiscal 2020. As a percentage of net sales, SG&A was 13.5% in the first quarter of fiscal 2021 compared to 17.4% of net sales in the prior year quarter. The decrease in SG&A was due to reduced lower salaries and wages due to cost saving measures that began in the fourth quarter of fiscal 2020 and continued through the first quarter of fiscal 2021 as a result of COVID-19, coupled with decreased selling and travel expenses.

The Company reported tax expense of $4.1 million, or an effective rate of 51.3% during the first quarter compared to a $3.2 million tax expense, or an effective rate of 25.2% in the prior year quarter. The higher effective tax rate in the first quarter 2021 compared to the prior year quarter was primarily due to the Company’s expectation that it will not generate a net operating loss for tax purposes in the year ended June 30, 2021, that may be carried back up to five preceding taxable years via the Coronavirus Aid, Relief, and Economic Security Act. As a result, certain deferred tax assets were remeasured back to the current statutory rate of 21% while other deferred tax assets are no longer expected to be realizable and, as a result, the Company recorded additional tax expense of $2.1 million during the quarter, or an impact of $0.27 per diluted share. The effective tax rate for the remaining nine months of the fiscal year ending June 30, 2021 is expected to be in the range of 25% to 26%.

Restructuring and COVID-19 Update

During the quarter, the Company incurred $1.4 million of restructuring expense primarily due to employee severances and on-going facility and transition costs as part of the Company’s previously announced comprehensive transformation program. The Company expects to incur a total of approximately $2.5 million in restructuring expenses during fiscal 2021.

During the quarter, the Company completed the sale of one of its facilities located in Harrison, Arkansas, resulting in net proceeds of $0.7 million and a gain of $0.7 million.

As previously announced, the Company continued its reduced quarterly dividend of $0.05 per share during the quarter. A temporary 25% reduction in the salaries of the CEO and CFO/COO and a 50% cash compensation reduction for the Board of Directors ceased as of October 1, 2020. The Company has seen improvement in business conditions as retailers have reopened, however, there are supply chain challenges faced by the furniture industry due to labor shortages in Asia, limited availability of ocean containers, and inflationary pressures in key materials. Due to the uncertainties around COVID-19, the Company continues to evaluate the impact of COVID-19 and will take necessary actions to reduce spend and preserve cash.

Liquidity

The Company ended the quarter with a cash balance of $36.5 million and working capital (current assets less current liabilities) of $127.8 million, and no outstanding balance on its $25.0 million secured line of credit.

Capital expenditures for the three months ended September 30, 2020 were $0.4 million. For the full fiscal year 2021, capital expenditures are estimated to be in the range of $3.0 million to $4.0 million.

Share Repurchase Programs

On October 22, 2020, the Board of Directors approved a new repurchase program authorizing the Company to purchase up to an aggregate of $30 million of the Company’s common stock over the next three years. There is no guarantee as to the exact number or value of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the $30 million share repurchase program will depend on several factors, including the Company’s stock price performance, ongoing capital planning considerations, general market condition and applicable legal requirements.

As of October 26, 2020, the Company repurchased a total of 749,257 shares of the Company’s common stock at a total cost of $13.7 million during the calendar year 2020. The 749,257 shares were repurchased under both the Company’s $6.0 million and $8.0 million share repurchase programs.

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Tuesday, October 27, 2020, to discuss its quarterly financial results. Analysts and investors may participate in the question-and-answer session. The call can be accessed via telephone at 866-777-2509 (domestic) or 412-317-5413 (international) and requesting to be connected with the Flexsteel conference call. Additionally, interested parties can listen to a live webcast of the call in the Investor Relations section of the Company’s website at https://ir.flexsteel.com/. An archived version of the webcast will be available in the same location shortly after the live call has ended. The first quarter fiscal 2021 press release will be available at https://ir.flexsteel.com/ after the market close on Monday, October 26, 2020.

Flexsteel is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. In order to pre-register for the call, investors can visit https://dpregister.com/sreg/10148736/da94281880 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call.

A recorded replay can be accessed through November 3, 2020 by dialing 877-344-7529 (domestic) or 412-317-0088 (international); Replay access code: 10148736.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers and online marketers of furniture products in the United States. Product offerings include a wide variety of upholstered furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its ecommerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30,	June 30,
	2020	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,547	$48,197
Trade receivables, net	39,784	32,217
Inventories	75,738	70,565
Other	20,827	18,535
Assets held for sale	13,100	12,329
Total current assets	185,996	181,843

NONCURRENT ASSETS:
Property, plant and equipment, net	41,498	43,312
Operating lease right-of-use assets	10,418	8,683
Other	1,297	3,421

TOTAL ASSETS	$239,209	$237,259
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$28,802	$27,747
Accrued liabilities	29,370	25,715
Total current liabilities	58,172	53,462

LONG-TERM LIABILITIES	10,412	8,292
Total liabilities	68,584	61,754

SHAREHOLDERS' EQUITY	170,625	175,505

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$239,209	$237,259

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended
	September 30,
	2020	2019
Net sales	$105,239	$100,348
Cost of goods sold	82,424	83,127
Gross margin	22,815	17,221
Selling, general and administrative	14,175	17,475
Restructuring expense	1,381	6,004
Gain on disposal of assets due to restructuring	(652)	(18,941)
Operating income	7,911	12,683
Other income	49	86
Income before income taxes	7,960	12,769
Income tax provision	4,081	3,218
Net income	$3,879	$9,551
Weighted average number of common shares outstanding:
Basic	7,702	7,928
Diluted	7,908	8,190
Earnings per share of common stock:
Basic	$0.50	$1.20
Diluted	$0.49	$1.17

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	September 30,
	2020	2019
OPERATING ACTIVITIES:
Net income	$3,879	$9,551
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,360	2,484
Deferred income taxes	2,111	(13)
Stock-based compensation expense	954	1,416
Change in provision for losses on accounts receivable	(25)	(238)
Gain on disposition of capital assets	(637)	(18,941)
Changes in operating assets and liabilities	(9,828)	2,422
Net cash used in operating activities	(2,186)	(3,319)
INVESTING ACTIVITIES:
Proceeds from sale of capital assets	679	19,625
Capital expenditures	(360)	(512)
Net cash provided by investing activities	319	19,113
FINANCING ACTIVITIES:
Dividends paid	(454)	(1,738)
Treasury stock purchases	(9,000)	—
Shares withheld for tax payments on vested restricted shares	(329)	(67)
Net cash used in financing activities	(9,783)	(1,805)
(Decrease) Increase in cash and cash equivalents	(11,650)	13,989
Cash and cash equivalents at beginning of period	48,197	22,247
Cash and cash equivalents at end of period	$36,547	$36,236

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net sales, adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net sales, net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net sales, adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net sales to non-GAAP adjusted net sales

The following table sets forth the reconciliation of the Company’s reported GAAP net sales to the calculation of non-GAAP adjusted net sales for the three months ended September 30, 2020 and 2019.

	Three Months Ended
	September 30,
(in thousands)	2020	2019	$ change	% change
Reported GAAP Net sales	$105,239	$100,348	$4,891	4.9%
Less: discontinued product lines(1)	—	11,100	(11,100)	-100.0%
Non-GAAP Net sales	$105,239	$89,248	$15,991	17.9%

(1)Represents the exit of the Company’s Vehicle Seating and Hospitality product lines.

Reconciliation of GAAP net  income to non-GAAP adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of non-GAAP adjusted net income for the three months ended September 30, 2020 and 2019:

	Three Months Ended
	September 30,
(in thousands)	2020	2019
Reported GAAP net income	$3,879	$9,551
Restructuring expense	1,381	6,004
Inventory impairment related to restructuring	—	179
Gain on disposal of assets due to restructuring	(652)	(18,941)
Tax impact of above adjustments(1)	(374)	3,215
Remeasurement of deferred tax assets and valuation allowance	2,112	—
Non-GAAP net income	$6,346	$8

(1)Effective tax rate of 51.3% and 25.2% used to calculate the three months ended September 30, 2020 and September 20, 2019, respectively.

Reconciliation of GAAP earnings per share of common stock to non-GAAP adjusted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP earnings per share to the calculation of non-GAAP adjusted earnings per share for the three months ended September 30, 2020 and 2019:

	Three Months Ended
	September 30,
	2020	2019
Reported GAAP diluted earnings per share	$0.49	$1.17
Restructuring expense	0.17	0.73
Inventory impairment related to restructuring	—	0.02
Gain on disposal of assets due to restructuring	(0.08)	(2.31)
Tax impact of above adjustments(1)	(0.05)	0.39
Remeasurement of deferred tax assets and valuation allowance	0.27	—
Non-GAAP diluted earnings per shares	$0.80	$0.00

(1)Effective tax rate of 51.3% and 25.2% used to calculate the three months ended September  30, 2020 and September  30, 2019, respectively.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries, Inc.	563-585-8383
investors@flexsteel.com